EXHIBIT 15
May 3, 2017
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated May 3, 2017 on our review of interim financial information of Sonoco Products Company for the three month periods ended April 2, 2017 and April 3, 2016 and included in the Company’s quarterly report on Form 10-Q for the quarter ended April 2, 2017 is incorporated by reference in its Registration Statement on Forms S-8 (File No. 333-206669, dated August 31, 2015; File No. 333-206671, dated August 31, 2015; File No. 333-206672, dated August 31, 2015; File No. 333-206673, dated August 31, 2015; File No. 333-206674, dated August 31, 2015; and File No. 333-206675, dated August 31, 2015) and Form S-3 (File No. 333-213559, dated September 9, 2016).

Very truly yours,
/s/ PricewaterhouseCoopers LLP